HCC TO ACQUIRE SURETY COMPANY OF THE PACIFIC

HOUSTON (December 3, 2008) . . .

HCC Insurance Holdings, Inc. (NYSE: HCC) announced today that the Company has executed an agreement to acquire Surety Company of the Pacific (SCP), a leading writer of license and permit bonds headquartered in Encino, California. This transaction is subject to approval of the California Department of Insurance and is expected to close during the first quarter of 2009.

Founded in 1969, SCP specializes in license and permit bonds for California contractors. SCP will be merged with American Contractors Indemnity Company (ACIC), an HCC subsidiary rated A (Excellent) by A.M. Best Company. The merger is expected to add approximately $20 million of premium to ACIC in 2009.

"We are very pleased to welcome the SCP team of professionals and are excited about the opportunity to grow our California low-limit license and permit business. The well-seasoned SCP book of business and experienced employee base complement our already solid presence in the California marketplace. With this transaction we believe we can improve the margins of both the business acquired and our existing business," Adam S. Pessin, President of ACIC, said.

Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. (HCC) is a leading international specialty insurance group with offices across the United States and in Bermuda, Ireland, Spain and the United Kingdom. HCC has assets of $8.4 billion, shareholders' equity of $2.5 billion and is rated AA (Very Strong) by Standard & Poor's and AA (Very Strong) by Fitch Ratings. In addition, HCC's domestic property and casualty insurance companies are rated A+ (Superior) by A.M. Best Company.

For more information, visit our website at www.hcc.com.

Contact: Barney White, HCC Vice President of Investor Relations

Telephone: (713) 744-3719

Forward-looking statements contained in this press release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

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